Exhibit 99.1
FOR IMMEDIATE RELEASE

Analyst Contact	Media Contact
Warren Edwards	Lesley Pool
Executive Vice President/	Senior Vice President/
Chief Financial Officer	Chief Marketing Officer
Affiliated Computer Services, Inc.	Affiliated Computer Services, Inc.
214-841-8082	214-841-8028
warren.edwards@acs-inc.com	lesley.pool@acs-inc.com
ACS Announces Second Quarter Fiscal Year 2006 Results
Signs Record New Business During the Quarter
DALLAS, TEXAS: January 26, 2006 – Affiliated Computer Services, Inc., (NYSE: ACS), a premier provider of business process outsourcing and information technology solutions, announced second quarter fiscal year 2006 revenues of $1.35 billion, an increase of 31% compared to the second quarter of the prior year. The Company’s internal revenue growth rate accelerated to 9% for the quarter. Second quarter fiscal year 2006 reported diluted earnings per share was $0.81 and includes several unusual items.
The Company also set a quarterly record for new business, signing $251 million of annually recurring revenue, an 11% increase over the prior year quarter. Operating and free cash flow were extremely strong at $248 million and $152 million, respectively.
“I am proud of the ACS team and of all we have accomplished this quarter. My confidence in our services and our ability to deliver outstanding value to our clients, our employees and our shareholders has never been greater”, said Mark King, ACS’ President and Chief Executive Officer. “From an operational standpoint, we saw significant momentum on the new business front resulting in a company record for new business signings. Our internal growth accelerated and our Government business has produced positive internal growth and a growing sales pipeline. Our operating and free cash were also company records. Finally, we have been very active in determining the best way to increase shareholder value. As noted in a separate release this afternoon, we announced a tender offer to purchase up to approximately 45% of the Company’s outstanding common stock. Management, along with its advisors and the Board of Directors, believes that this is an appropriate manner for the Company to deliver value to those shareholders who elect to tender their shares.”
Other key highlights from the second quarter of fiscal year 2006 include:
•	Commercial segment revenue grew 62% and accounted for 58% of revenues this quarter. Commercial internal revenue growth accelerated to 18%. Government segment revenue increased 4% and accounted for 42% of revenues this quarter. Government internal revenue growth accelerated to 1%.

•	Diluted earnings per share was $0.81 for the second quarter of fiscal year 2006. Reported results include a net benefit of $0.12 per diluted share for the previously announced divestiture of a substantial portion of our Government welfare to workforce services business and charges related to this business (“WWS Divestiture”), restructuring and related asset impairment charges of $0.05 per diluted share, and a $0.03 per diluted share charge for legal settlements and related legal fees, and for legal fees associated with the previously announced unsolicited offer regarding a potential sale of the Company and the possible recapitalization of the Class B shares.

•	Annualized recurring new business was a record at $251 million during the quarter. Trailing twelve month new business increased 15% over the prior trailing twelve month period.

•	Cash flow from operations during the second quarter was approximately $248 million, or 18% of revenues. Capital expenditures and additions to intangible assets were approximately $96 million, or 7% of revenues. Free cash flow during the second quarter was $152 million, or 11% of revenue.

•	The Company completed the sale of substantially all of its Government welfare to workforce services business for approximately $69 million excluding retained working capital. This business line generated approximately $205 million in revenue during calendar year 2005.

•	During the quarter the Company completed the acquisition of the Transport Revenue division of Ascom AG (“ATR”), a Switzerland-based communications company, for approximately $100 million. ATR, with trailing twelve month revenue of approximately $177 million, consists of three business units – fare collection, airport parking solutions and toll collection with office locations across nine countries.

•	From September 2003 through December 31, 2005, the Company has repurchased 22 million shares of Class A common stock under its existing authorizations for approximately $1.1 billion, an average purchase price of approximately $50 per share. Approximately 2.2 million shares, or $116 million, were repurchased during the second quarter at an average price of $54 per share.

•	The Company announced today that its Board of Directors has approved a “Dutch Auction” tender offer to purchase up to 55.5 million shares of its Class A common stock at a price per share not less than $56 and not greater than $63. The number of shares of Class A common stock proposed to be purchased in the Dutch Auction tender offer represents approximately 45% of the Company’s outstanding common stock. The Company’s directors and executive officers will not tender any shares pursuant to this transaction.
Key year-to-date highlights for fiscal year 2006 include:
•	Revenues for the six months ended December 31, 2005 were $2.66 billion, an increase of 28% compared to the first six months of the prior year. Internal revenue growth for the first six months of fiscal year 2006 was 6% and the remaining growth was due to acquisitions.

•	Diluted earnings per share for the six months ended December 31, 2005 was $1.55 and included a benefit of approximately $0.12 per diluted share for the WWS Divestiture, a restructuring and related asset impairment charge of $0.05 per diluted share, a $0.03 per diluted share charge for legal settlements and related legal fees, and for legal fees associated with the previously announced unsolicited offer regarding a potential sale of the Company and the possible recapitalization of the Class B shares, a $0.03 per diluted share charge for compensation expense related to the departure of the former Chief Executive Officer and a $0.02 per diluted share charge for an assessment of risk related to the bankruptcies of certain airline clients. The adoption of SFAS No. 123(R) impacted diluted earnings per share by $0.09 during the first six months of fiscal year 2006.
Fiscal year 2006 financial guidance will be provided upon completion of our tender offer for our shares.
ACS will discuss these results on a conference call and webcast on www.acs-inc.com at 3:30 p.m. CST today. During the conference call, management will refer to a presentation provided on the Investor Relations page of ACS’ website which will contain certain non-generally accepted accounting principles (“GAAP”) financial measures, some of which are included herein as well as reconciliations to the most directly comparable GAAP financial measures.
ACS, a FORTUNE 500 company with more than 55,000 people supporting client operations in nearly 100 countries, provides business process outsourcing and information technology solutions to world-class commercial and government clients. The Company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” ACS makes technology work. Visit ACS on the Internet at www.acs-inc.com.
All statements in this news release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under the caption “Risks Related to Our Business” in the Company’s prior filings with the Securities and Exchange Commission, including the most recent quarterly report on Form 10-Q filed on November 9, 2005. In addition, we operate in a highly competitive and rapidly changing environment, and new risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statement. The information regarding our just announced tender offer in this news release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any shares. The full details of the tender offer, including complete instructions on how to tender shares, along with the letter of transmittal and related materials, are expected to be mailed to stockholders promptly following commencement of the offer. Stockholders should carefully read the offer to purchase, the letter of transmittal and other related materials when they are available because they will contain important information. Stockholders may obtain free copies, when available, of the tender offer statement and other filed documents relating thereto that will be filed by the Company with the U.S. Securities and Exchange Commission at the Commission’s website at www.sec.gov or from the Company’s information agent to be appointed in connection with the offer. Stockholders are urged to read these materials carefully prior to making any decision with respect to the tender offer.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
Dollars in thousands, except per share amounts
(Unaudited)

	Three months ended			Proforma Three
	December 31,			months ended
	2005		2004	December 31, 2004 (4)
Revenues	$1,347,587		$1,027,286	$1,027,286

Expenses:

Wages and benefits	632,889	(2)	435,970	444,967

Services and supplies	305,889		251,006	251,006

Rent, lease and maintenance	163,541		121,124	121,124

Depreciation and amortization	70,444		55,586	55,586

Gain on sale of business (1)	(29,765)		—	—

Other operating expenses (1)	28,595	(2,3)	8,676	8,676

Total operating expenses	1,171,593		872,362	881,359

Operating income	175,994		154,924	145,927

Interest expense	13,333		2,869	2,869
Other non-operating income, net	(1,994)		(1,776)	(1,776)

Pretax profit	164,655		153,831	144,834

Income tax expense	61,459		57,686	54,438

Net income	$103,196		$96,145	$90,396

Earnings per common share:

Basic	$0.83		$0.75	$0.70

Diluted	$0.81		$0.73	$0.69

Shares used in computing earnings per common share:

Basic	124,849		128,619	128,619

Diluted	126,865		131,933	131,219

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
Dollars in thousands, except per share amounts
(Unaudited)

	Six months ended			Proforma
	December 31,			Six months ended
	2005		2004	December 31, 2004 (4)
Revenues	$2,658,504		$2,073,468	$2,073,468
Expenses:
Wages and benefits	1,261,008	(2,5)	867,818	885,049
Services and supplies	596,661		526,068	526,068
Rent, lease and maintenance	318,713		240,117	240,117
Depreciation and amortization	138,524		109,905	109,905
Gain on sale of business (1)	(29,765)		—	—
Other operating expenses (1)	42,606	(2,3,6)	19,595	19,595

Total operating expenses	2,327,747		1,763,503	1,780,734

Operating income	330,757		309,965	292,734
Interest expense	25,461		6,824	6,824
Other non-operating income, net	(6,375)		(1,342)	(1,342)

Pretax profit	311,671		304,483	287,252
Income tax expense	114,351		114,181	108,265

Net income	$197,320		$190,302	$178,987

Earnings per common share:
Basic	$1.58		$1.48	$1.40

Diluted	$1.55		$1.45	$1.37

Shares used in computing earnings per common share:
Basic	125,139		128,283	128,283
Diluted	127,044		131,501	130,764

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

(1)	During the second quarter of fiscal year 2006, the Company completed the WWS Divestiture and recorded a net before tax benefit of $26.5 million ($15.8 million after tax), or $0.12 per diluted share for the gain and charges related to this business.
(2)	During the second quarter of fiscal year 2006, the Company recorded restructuring charges and related asset impairments totaling $10.4 million ($6.6 million after tax), or $0.05 per diluted share in two components: i.) Wages and benefits — $4.7 million and ii.) Other operating expenses — $5.7 million.
(3)	During the second quarter of fiscal year 2006, the Company recorded charges for legal settlements and related legal fees, and for legal fees associated with the unsolicited offer regarding a potential sale of the Company and the possible recapitalization of the Class B shares totaling $5.9 million ($3.7 million after tax), $0.03 per diluted share. This expense was primarily recorded in Other operating expense.
(4)	The prior year proforma results reflect the impact of Statement of Financial Accounting Standards No. 123(R), which requires companies to measure all employee stock-based compensation awards using a fair value method and recognize compensation costs in its financial statements. The Company adopted SFAS 123(R) on a prospective basis on July 1, 2005 and, as a result, we have presented proforma results of operations for the prior year periods for comparative purposes. ($ in thousands)

	Three months ended			Six months ended
	December 31, 2004			December 31, 2004
		Pro Forma			Pro Forma
		Stock			Stock
		Compensation			Compensation
	As Reported	Expense	Pro Forma	As Reported	Expense	Pro Forma
Revenues	$1,027,286	$—	$1,027,286	$2,073,468	$—	$2,073,468

Expenses:
Wages and benefits	435,970	8,997	444,967	867,818	17,231	885,049
Services and supplies	251,006	—	251,006	526,068	—	526,068
Rent, lease and maintenance	121,124	—	121,124	240,117	—	240,117
Depreciation and amortization	55,586	—	55,586	109,905	—	109,905
Other operating expenses	8,676	—	8,676	19,595	—	19,595

Total operating expenses	872,362	8,997	881,359	1,763,503	17,231	1,780,734

Operating income	154,924	(8,997)	145,927	309,965	(17,231)	292,734

Interest expense	2,869	—	2,869	6,824	—	6,824
Other non-operating (income) expense, net	(1,776)	—	(1,776)	(1,342)	—	(1,342)

Pretax profit	153,831	(8,997)	144,834	304,483	(17,231)	287,252

Income tax expense	57,686	(3,248)	54,438	114,181	(5,916)	108,265

Net income	$96,145	$(5,749)	$90,396	$190,302	$(11,315)	$178,987

(5)	During the first quarter of fiscal year 2006, the Company recorded a $5.4 million charge, ($3.4 million after tax), or $0.03 per diluted share for the departure of the former Chief Executive Officer. This expense was recorded in Wages and benefits.

(6)	During the first quarter of fiscal year 2006, the Company recorded a $3.0 million charge, ($1.9 million after tax), or $0.02 per diluted share for the assessment of risk related to the bankruptcies of certain airline clients. This expense was recorded in Other operating expense.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
Dollars in thousands

	December 31,	June 30,
	2005	2005
	(Unaudited)	(Audited)
ASSETS:
Cash and cash equivalents	$107,263	$62,685
Accounts receivable, net	1,232,322	1,061,590
Other current assets	167,831	119,822

Total current assets	1,507,416	1,244,097

Property, equipment and software, net	768,315	677,241
Goodwill, net	2,396,626	2,334,655
Other intangible assets, net	480,423	466,312
Other long-term assets	158,224	128,533

TOTAL ASSETS	$5,311,004	$4,850,838

LIABILITIES:
Accounts payable	$88,106	$62,788
Accrued compensation	157,328	175,782
Other accrued liabilities	521,395	471,577
Income taxes payable	29,194	2,310
Deferred taxes	28,939	34,996
Current portion of long-term debt	7,489	6,192
Current portion of unearned revenue	98,837	84,469
Total current liabilities	931,288	838,114

Long-term debt	925,603	750,355
Long-term deferred taxes	287,285	240,210
Other long-term liabilities	196,979	183,731

TOTAL LIABILITIES	2,341,155	2,012,410

TOTAL STOCKHOLDERS’ EQUITY	2,969,849	2,838,428

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,311,004	$4,850,838

Frequently Used Terms
New business signings — While there are no third party standards or requirements governing the calculation of new business signings, new business signings are defined as recurring revenue from new contracts, including the incremental portion of renewals, signed during the period and represent the estimated first twelve months of revenue to be recorded under that contract after full implementation. We use new business signings as a measure of estimated recurring revenues represented by contractual commitments, both to forecast prospective revenues and to estimate capital commitments. Revenues are measured under GAAP.
Trailing twelve month new business — is the preceding twelve months of new business signings at a point in time expressed in annual revenue, not total contract value.
We have provided the impact on pre-tax profit, net income and diluted earnings per share of certain transactions and events included in our reported results of operations, which management believes enhances the understanding of our financial results and the impact of those events and transactions on our results. Management believes this information provides additional information related to factors impacting our reported financial performance which may be useful to investors. The amount of the transaction or event is presented on a basis determined in accordance with generally accepted accounting principles as reflected in our reported consolidated results of operations. All per share measures are calculated on the same diluted per share basis as our reported diluted earnings per share. The per share impacts are not intended to reflect a per share amount that accrues directly to an investor’s benefit as a result of the particular transaction or event.
Use of Non-GAAP Financial Information
The Company reports its financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP financial measures and ratios, used in managing the Company’s business, may provide users of this financial information with additional meaningful comparisons between current results and prior reported results. Certain of the information set forth herein and certain of the information presented by the Company from time to time including free cash flow and internal revenue growth may constitute non-GAAP financial measures within the meaning of Regulation G adopted by the Securities and Exchange Commission. We have presented herein and we will present in other information we publish that contains any of these non-GAAP financial measures a reconciliation of these measures to the most directly comparable GAAP financial measure. The presentation of this additional information is not meant to be considered in isolation or as a substitute for comparable amounts determined in accordance with GAAP in the United States.
Internal Revenue Growth
Internal revenue growth is measured as total revenue growth less acquired revenue from acquisitions and revenues from divested operations. At the date of acquisition, we identify the trailing twelve months of revenue of the acquired company as the “pre-acquisition revenue of acquired companies.” Pre-acquisition revenue of the acquired companies is considered “acquired revenues” in our calculation, and revenues from the acquired company, either above or below that amount are components of “internal growth” in our calculation. We use the calculation of internal revenue growth to measure revenue growth excluding the impact of acquired revenues and the revenue associated with divested operations and we believe these adjustments to historical reported results are necessary to accurately reflect our internal revenue growth. Revenues from divested operations are excluded from the internal revenue growth calculation in the periods following the effective date of the divestiture. Our measure of internal revenue growth may not be comparable to similarly titled measures of other companies. (unaudited, $ in millions)

	Three months ended December 31,
	2005	2004	Growth %(a)
Consolidated
Total Revenues	$1,348	$1,027	31%
Less: Divested	—	—

Adjusted Base	$1,348	$1,027	31%

Acquired Revenues*	$228	$—	22%
Internal Revenues	1,120	1,027	9%

Total	$1,348	$1,027	31%

Commercial
Total Revenues	$785	$485	62%
Less: Divested	—	—

Adjusted	$785	$485	62%

Acquired Revenues*	$211	$—	44%
Internal Revenues	574	485	18%

Total	$785	$485	62%

Government
Total Revenues	$563	$542	4%
Less: Divested	—	-

Adjusted	$563	$542	4%

Acquired Revenues*	$17	$—	3%
Internal Revenues	546	542	1%

Total	$563	$542	4%

*	Acquired revenues are based on pre-acquisition normalized revenues of acquired companies.

(a)	Based on actual amounts, not rounded.

	Six months ended December 31,
	2005	2004	Growth %(a)
Consolidated
Total Revenues	$2,659	$2,073	28%
Less: Divested	(1)	—

Adjusted Base	$2,658	$2,073	28%

Acquired Revenues*	$453	$4	22%
Internal Revenues	2,205	2,069	6%

Total	$2,658	$2,073	28%

Commercial
Total Revenues	$1,551	$979	58%
Less: Divested	—	—

Adjusted	$1,551	$979	58%

Acquired Revenues*	$434	$4	44%
Internal Revenues	1,117	975	14%

Total	$1,551	$979	58%

Government
Total Revenues	$1,108	$1,094	1%
Less: Divested	(1)	—

Adjusted	$1,107	$1,094	1%

Acquired Revenues*	$19	$—	2%
Internal Revenues	1,088	1,094	(1%)

Total	$1,107	$1,094	1%

*	Acquired revenues are based on pre-acquisition normalized revenues of acquired companies.

(a)	Based on actual amounts, not rounded.

Free Cash Flow
Free cash flow — is measured as operating cash flow (net cash provided by operating activities, as reported in our consolidated statements of cash flows) less capital expenditures (purchases of property, equipment and software, net of sales, as reported in our consolidated statements of cash flows) less additions to other intangible assets (as reported in our consolidated statements of cash flows). We believe this free cash flow metric provides an additional measure of available cash flow after we have satisfied the capital expenditure requirements of our operations, and should not be taken in isolation to be a measure of cash flow available for us to satisfy all our obligations and execute our business strategies. We also rely on cash flows from investing and financing activities which, together with free cash flow, are expected to be sufficient for us to execute our business strategies. Our measure of free cash flow may not be comparable to similarly titled measures of other companies. (unaudited, $ in millions)

	Three months ended
	December 31,
	2005	2004
Free Cash Flow
Net cash provided by operating activities	$248	$180
Less:
Purchases of property, equipment and software, net of sales	(90)	(45)
Additions to other intangible assets	(6)	(15)

Free Cash Flow	$152	$120

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